Exhibit 99.1

        CIENA Announces Preliminary Third Quarter 2004 Results

     LINTHICUM, Md.--(BUSINESS WIRE)--Aug. 3, 2004--

 Due to Successful Cost Control and Expense Reduction Efforts, Expects
    Non-GAAP Loss Per Share Within Previous Guidance Range Despite
            Expectations of Lower-than-Anticipated Revenue

    CIENA(R) Corporation (NASDAQ:CIEN), a leading global provider of intelligent service creation and delivery solutions, today announced it expects to report fiscal third quarter revenue for the period ended July 31, 2004, of approximately $75 million, representing slight sequential revenue growth and year-over-year revenue growth of approximately 9 percent.
    The Company stated previously it anticipated revenue growth of up to as much as 30 percent from fiscal second quarter revenue of $74.7 million. The Company attributed the difference between current expectations and its previous expectations to an ongoing environment of uncertainty resulting in cautious spending and deployment delays by its large service provider customers, including a deceleration of DSL-related orders in North America.
    Due in part to its ongoing, company-wide cost-reduction efforts, CIENA anticipates lower-than-expected research and development, sales and marketing and general and administrative expenses for the period. CIENA expects that under Generally Accepted Accounting Principles
(GAAP), its loss per share for the fiscal third quarter will be reported in a range of $0.24 to $0.26.
    In evaluating the operating performance of its business, CIENA's management excludes certain charges or credits that are required by GAAP. These items, such as deferred stock compensation costs, amortization of intangible assets, in-process research and development costs, accelerated amortization of leasehold improvements, restructuring costs, gain or loss on equity investments, and recovery and settlement of sales, use and export tax liabilities, share one or more of the following characteristics: they are unusual, and CIENA does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of the Company's control.
    Exclusive of such items in its fiscal third quarter, CIENA expects its non-GAAP loss per share will be reported in a range of $0.07 to $0.08, consistent with the Company's previously offered guidance of a loss in the range of $0.06 to $0.08 per share, despite the lower-than-anticipated revenue expectations in the quarter.
    The Company expects to end its fiscal third quarter with approximately $1.3 billion in cash, cash equivalents and investments.
    CIENA intends to report third quarter 2004 results on Thursday, August 19, 2004, prior to the open of the financial markets.

    Live Conference Call/Web Broadcast

    In conjunction with this announcement, CIENA will host a discussion about its preliminary fiscal third quarter results with investors and financial analysts on Tuesday, August 3, 2004 at 5:00 p.m. (Eastern). To access the call, listeners should dial (913) 981-4900 at least 10 minutes prior to the scheduled start time. No access number or password is required. A limited number of dial-in lines will be available. Alternatively, the discussion will be broadcast live via CIENA's homepage at www.CIENA.com. A replay of the call will be available by approximately 8:00 p.m. Tuesday by dialing
(719) 457-0820. Use access code: 190579 for the replay only. An archived version of the discussion will be available shortly following the conclusion of the live broadcast on the Investor Relations page of CIENA's website at: www.CIENA.com/investors.

    NOTE TO INVESTORS

    This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and CIENA's actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-Q, which CIENA filed with the Securities and Exchange Commission on May 20, 2004. Forward-looking statements include statements regarding CIENA's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Forward-looking statements in this release include: CIENA expects to report revenue for the fiscal quarter ended July 31, 2004, of approximately $75 million; CIENA anticipates lower-than-expected research and development, sales and marketing and general and administrative expenses for the period; CIENA expects that under Generally Accepted Accounting Principles
(GAAP), its loss per share for the fiscal third quarter will be reported in a range of $0.24 to $0.26; CIENA expects its non-GAAP loss per share will be reported in a range of $0.07 to $0.08; and CIENA expects to end its fiscal third quarter with approximately $1.3 billion in cash, cash equivalents and investments. CIENA assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

    ABOUT CIENA

    CIENA Corporation delivers innovative network solutions to the world's largest service providers, cable operators and enterprises, increasing the cost-efficiency of current services while enabling the creation of new carrier-class data services built upon the existing network infrastructure. Additional information about CIENA can be found at www.ciena.com.


    CONTACT: CIENA Corporation
             Investor Contacts:
             Suzanne DuLong or Jessica Towns
             (888) 243-6223
             email: ir@ciena.com
              or
             Press Contacts:
             Aaron Graham or Nicole Anderson
             (877) 857-7377
             email: pr@ciena.com